Exhibit 4.8

AMENDMENT NO. 7 TO CREDIT AGREEMENT

This Amendment No. 7 to Credit Agreement is entered into as of December 29, 2016 by and between Monitronics International, Inc., a Texas corporation (“Borrower”), and Bank of America, N.A., as administrative agent (in its capacity as administrative agent, the “Administrative Agent”).

RECITALS
A.    Borrower is a party to that certain Credit Agreement dated as of March 23, 2012, by and among the Borrower, the Administrative Agent, and the Lenders from time to time party thereto, as amended by Amendment No. 1 to Credit Agreement and Consent dated as of November 7, 2012, Amendment No. 2 to Credit Agreement dated as of March 25, 2013, Amendment No. 3 to the Credit Agreement and Amendment No. 1 to Guaranty Agreement dated as of August 16, 2013, Amendment No. 4 to Credit Agreement dated as of February 17, 2015, Amendment No. 5 to Credit Agreement dated as of April 9, 2015, and Amendment No. 6 to Credit Agreement dated as of September 30, 2016 (as so amended, the “Existing Credit Agreement”).
B.    Pursuant to Section 10.01 of the Existing Credit Agreement, the Borrower and Administrative Agent have jointly identified an error in the Existing Credit Agreement and desire to amend the Existing Credit Agreement to cure such error.

Now, therefore, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the Administrative Agent and the Borrower hereby acknowledge, agree and consent to the following:

1.    Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to such terms in the Existing Credit Agreement.

2.    Interpretation. The rules of interpretation set forth in Section 1.02 of the Existing Credit Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

3.    Amendment. Section 2.04(a)(ii) of the Existing Credit Agreement is hereby deleted and replaced with the following:

“If the Borrower, (A) makes a voluntary prepayment of any Term B-2 Loans pursuant to Section 2.04(a), (B) makes a repayment of any Term B-2 Loans pursuant to Section 2.04(b)(iii), (C) prepays, refinances, substitutes or replaces any Term B-2 Loans in connection with a Repricing Transaction or (D) effects any amendment of this Agreement resulting in a Repricing Transaction with respect to Term B-2 Loans, in each case, on or prior to the second anniversary of the Amendment No. 6 Effective Date, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Term B-2 Lenders (I) in the case of clauses (A) through (C), a prepayment premium in an amount equal to (1) 2.00% of the aggregate principal amount of the Term B-2 Loans so prepaid, refinanced, substituted, replaced or repaid if such event occurs on or prior to the first anniversary of the Amendment No. 6 Effective Date and (2) 1.00% of the aggregate principal amount of such Term B-2 Loans prepaid, refinanced, substituted, replaced or repaid if such event occurs after the first anniversary of the Amendment No. 6 Effective Date but on or prior to the second anniversary of the Amendment No. 6 Effective Date and (II) in the case of clause (D), a fee in an amount equal to (1) 2.00% of the aggregate principal amount of the Term B-2 Loans outstanding immediately prior to such amendment which are the subject of such Repricing Transaction of Term B-2 Loans if such event occurs on or prior to the first anniversary of the Amendment No. 6 Effective Date and (2) 1.00% of the aggregate principal amount of such Term B-2 Loans outstanding immediately prior to such amendment which are the subject of such Repricing Transaction of Term B-2 Loans if such event occurs after the first anniversary of the Amendment No. 6 Effective Date but on or prior to the second anniversary of the Amendment No. 6 Effective Date. Such amounts shall be due and payable on the date of such prepayment, refinancing, substitution, replacement, repayment or Repricing Transaction.”
4.    Conditions to Effectiveness. This Amendment shall become effective on the date (such date, the “Amendment No. 7 Effective Date”) upon which each of the conditions precedent set forth below have been satisfied:

(a)the Administrative Agent (or its counsel) shall have received a counterpart of this Amendment signed by each of the Administrative Agent and the Borrower; and

(b)the expiration of five Business Days after a copy of this Amendment is posted to the Platform or otherwise delivered to the Lenders and Required Lenders shall not have objected in writing to this Amendment within such five Business Day period.

5.    Reference to and Effect Upon the Existing Credit Agreement.

(a)Except as specifically amended hereby, the Existing Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(a)The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Existing Credit Agreement or any Loan Document, nor constitute a waiver of any provision of the Existing Credit Agreement or any Loan Document, except as specifically set forth herein. On the Amendment No. 7 Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Existing Credit Agreement.

6.    Costs and Expenses. Borrower hereby affirms its obligation under Section 10.04 of the Existing Credit Agreement to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the reasonable fees, charges and disbursements of counsel for the Administrative Agent with respect thereto.

7.    Governing Law; etc. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York. This Amendment is subject to the provisions of Sections 10.14 and 10.15 of the Existing Credit Agreement relating to submission to jurisdiction, venue, service of process and waiver of right to trial by jury, the provisions which are by this reference incorporated herein in full.

8.    Headings. Section headings herein are included for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

9.    Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this

Amendment by telecopy or other electronic imaging means (including “.pdf”) shall be effective as delivery of a manually executed counterpart of this Amendment.

10.    Severability. If any provision of this Amendment or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

MONITRONICS INTERNATIONAL, INC.

By:	/s/ Michael Meyers
Name: Michael Meyers
Title: VPO CFO

[Monitronics Amendment No. 7 - Signature page]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Neil Kahrim
Name: Neil Kahrim
Title: Director

[Monitronics Amendment No. 7 - Signature page]